Exhibit 99

Contacts: George E. McHenry	(512) 777-3800
Russell G. Allen	(512) 777-3800

Hanger Reports Third Quarter 2013 Results

Austin, Texas, October 29, 2013 /PRNewswire/ —

•                  Adjusted diluted EPS of $0.62, a 24% increase

•                  Diluted EPS of $0.61

•                  Net sales increase of 11.8%

Hanger, Inc. (NYSE:HGR) today announced net sales of $271.1 million for the quarter ended September 30, 2013, an increase of $28.6 million, or 11.8%, from net sales of $242.5 million for the third quarter of 2012.  Adjusted diluted earnings per share, which excludes certain tax benefits, costs related to acquisitions and costs related to implementation of the Company’s new clinic management system (which the Company refers to as “Janus”), increased 24.0% to $0.62 for the third quarter of 2013 from $0.50 for the third quarter of 2012.  Diluted earnings per share increased 22.0% to $0.61 for the third quarter of 2013 compared to $0.50 for the same period of 2012.

“We are pleased with our revenue and earnings momentum in the third quarter,” commented Vinit K. Asar, President and Chief Executive Officer of Hanger. “We delivered strong same center sales growth of 3.8% in our Patient Care segment and started to gain traction from our materials management initiatives.  In addition, the number of RAC and other Medicare audits stabilized in the quarter, as did our overall Medicare audit success rate; although the time required to resolve these audits has increased due to a backlog of appeals in the administrative laws system. Our continued growth is a direct reflection of the efforts of our talented employees around the country and the strength of our underlying business.”

During the third quarter, Hanger corrected an error in the classification of certain components of bad debt expense.  Hanger’s previous practice had been to classify the reserves related to the write-off of older accounts receivable balances due from commercial and government payors as bad debt expense, which was reported as Other Operating Expense in its financial statements, instead of a reduction of sales.  All prior periods will be revised to report on a comparable basis. This revision has no impact on reported earnings; it lowers Sales and reduces Other Operating Expenses by equal and offsetting amounts.  The financial information in this press release reflects the revision, which will also be reported in the Form 10Q for the quarter ended September 30, 2013.

The third quarter net sales increase of $28.6 million, or 11.8%, was the result of a $21.6 million, or 10.8%, increase in the Patient Care segment, and a $7.0 million, or 16.2%, increase in the Products & Services segment. The $21.6 million increase in Patient Care segment sales was comprised of a $7.4 million, or 3.8%, increase in same center sales, with the remaining $14.2 million increase driven by acquisitions. The 16.2% increase in the Products & Services segment sales was the result of stronger sales results against weak comps in 2012 as well as the impact of a one-time sale within the segment.

Income from operations for the quarter ended September 30, 2013 was $39.9 million, compared to $35.4 million in the prior year.  Adjusted income from operations for the third quarter, which excludes costs related to acquisitions and the implementation of Janus, was $40.7 million, compared to $35.8 million in the prior year.  Adjusted income from operations as a percentage of revenue was 15.0% for the third quarter of 2013, which is a 0.3% increase compared to the same period in 2012.

Net sales for the nine months ended September 30, 2013 increased $63.4 million, or 9.0%, to $768.2 million from $704.8 million in the same period of 2012.  The sales increase was driven by a $15.9 million, or 2.8%, increase in same center sales in the Patient Care segment, a $42.9 million increase from acquired entities, as well as a $4.6 million, or 3.6%, increase in sales in the Products & Services segment.  Diluted earnings per share were $1.28 for the first nine months of 2013 compared to $1.25 for the same period of 2012.  Adjusted diluted earnings per share, which excludes certain tax benefits, costs related to acquisitions and the implementation of Janus, and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities, increased 12.7% to $1.42 for the first nine months of 2013 compared to adjusted diluted earnings per share of $1.26 for the first nine months of 2012.

The Company’s cash flow from operations increased by $9.5 million to $68.5 million for the nine months ended September 30, 2013 compared to a $59.0 million cash inflow for the same period in 2012.  As of September 30, 2013, the Company had $177.6 million in total liquidity, including $7.2 million of cash and $170.4 million available under its revolving credit facility, net of approximately $26.0 million of borrowings and $3.6 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, improved to 2.5 times. The Company has reduced its total debt by approximately $50 million since December 31, 2012.

The Company is updating its 2013 net sales guidance to a range of between $1.045 and $1.055 billion, which represents growth of between 7% and 8% compared to 2012. This range reflects the estimated effect of the previously discussed revision on full year 2013 net sales. The net sales guidance assumes 3% to 4% same center sales growth in the Patient Care segment for the year.  The Company expects full year 2013 net sales in its Products & Services segment to increase slightly for the year, notwithstanding the segment’s strong net sales growth in the third quarter of 2013. As previously mentioned, the segment’s strong Q3 2013 net sales results included the benefit of an accelerated one-time sale that the Company had anticipated would occur across the third and fourth quarters of 2013. The Company is also narrowing its range of guidance for adjusted diluted earnings per share to between $2.08 and $2.11 for 2013, excluding certain tax benefits, costs related to the implementation of Janus of approximately $0.03, acquisition costs and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities.  The Company expects that adjusted operating margin expansion for the year will be in the range of 20 to 40 basis points. The Company anticipates generating cash flow from operations of between $90 million and $100 million in 2013 and investing a total of $35 million to $40 million in capital additions.  The Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues in 2013.

A conference call to discuss these results is scheduled to begin at 9:00 a.m. Eastern on Wednesday, October 30, 2013. Those wishing to participate should call 1-877-662-6095. In addition, a replay will be available until midnight on Wednesday, November 6, 2013 by dialing 1-855-859-2056 and referencing Conference ID # 74378609.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products, the impact of reviews, audits and investigations conducted from time to time by governmental agencies, and the other factors identified in Item 1A, “Risk Factors” in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Month Ended
	September 30,		September 30,
	2013	2012	2013	2012
Income Statement:
Net sales	$271,053	$242,536	$768,201	$704,794
Material costs	79,401	73,109	226,585	212,706
Personnel costs	94,768	84,135	277,897	248,723
Other operating expenses	47,754	41,210	136,434	125,099
Depreciation and amortization	9,224	8,709	28,019	25,432
Income from operations	39,906	35,373	99,266	92,834
Interest expense	6,017	7,751	21,502	23,212
Extinguishment of debt	—	—	6,645	—
Income before taxes	33,889	27,622	71,119	69,622
Provision for income taxes	12,230	10,278	25,891	26,257
Net income	$21,659	$17,344	$45,228	$43,365

Basic Per Common Share Data:
Net income	$0.62	$0.50	$1.30	$1.27
Shares used to compute basic per share amounts	34,902,103	34,362,757	34,783,419	34,224,756

Diluted Per Common Share Data:
Net income	$0.61	$0.50	$1.28	$1.25
Shares used to compute diluted per share amounts	35,401,273	35,002,351	35,315,897	34,817,680

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$39,906	$35,373	$99,266	$92,834
Acquisition expenses	269	326	521	691
Janus expenses	504	58	1,091	95
Adjusted Income from operations	$40,679	$35,757	$100,878	$93,620

Net income	$21,659	$17,344	$45,228	$43,365
Acquisition expenses	269	326	521	691
Janus expenses	504	58	1,091	95
Extinguishment of debt	—	—	6,645	—
Tax effect of adjustments	(278)	(143)	(3,006)	(297)
Non-recurring tax benefits	(287)	—	(437)	—
Adjusted net income	$21,867	$17,585	$50,042	$43,854

Adjusted net income per diluted share	$0.62	$0.50	$1.42	$1.26

	Three Months Ended		Nine Month Ended
	September 30,		September 30,
	2013	2012	2013	2012
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Material costs	29.3%	30.1%	29.5%	30.2%
Personnel costs	35.0%	34.7%	36.2%	35.3%
Other operating expenses	17.6%	17.0%	17.7%	17.7%
Depreciation and amortization	3.4%	3.6%	3.6%	3.6%
Income from operations	14.7%	14.6%	13.0%	13.2%
Interest expense	2.2%	3.2%	2.8%	3.3%
Extinguishment of debt	0.0%	0.0%	0.9%	0.0%
Income before taxes	12.5%	11.4%	9.3%	9.9%
Provision for income taxes	4.5%	4.2%	3.4%	3.7%
Net income	8.0%	7.2%	5.9%	6.2%

Adjusted income from operations	15.0%	14.7%	13.1%	13.3%
Adjusted net income	8.1%	7.3%	6.5%	6.2%

Note:  Financial data reflects the revised classification

Hanger, Inc.

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Cash Flow Data:
Cash flow provided by operations	$40,843	$32,006	$68,487	$59,007
Capital expenditures	$9,425	$8,907	$27,470	$24,877
Increase/(decrease) in cash and cash equivalents	$1,450	$14,007	$(11,995)	$12,724

	September 30, 2013	December 31, 2012
Balance Sheet Data:
Cash and cash equivalents	$7,216	$19,211
Days Sales Outstanding (DSO’s) *	61	60
Working Capital	$257,761	$251,465
Total Debt	$471,058	$520,646
Shareholders’ Equity	$557,101	$503,094

* excludes acquired accounts receivable balances

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue Mix:
Patient Care	81.6%	82.3%	82.7%	81.8%
Products and Services	18.4%	17.7%	17.3%	18.2%

Patient Care Payor Mix:
Commercial and other	59.7%	60.3%	59.5%	59.2%
Medicare	28.5%	27.9%	28.7%	28.9%
Medicaid	5.1%	5.3%	5.4%	5.7%
VA	6.7%	6.5%	6.4%	6.2%

Note:  Financial data reflects the revised classification.

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.